Exhibit 99.1

PCSB Financial Corporation Announces Third Fiscal Quarter Financial Results and

Declares Quarterly Cash Dividend

Yorktown Heights, New York; April 30, 2020 – PCSB Financial Corporation (the “Company”) (NASDAQ: PCSB), parent of PCSB Bank (the "Bank"), today announced net income of $1.2 million, or $0.08 per diluted share, for the three months ended March 31, 2020 compared to $2.4 million, or $0.14 per diluted share, for the three months ended December 31, 2019 and $2.0 million, or $0.12 per diluted share, for the three months ended March 31, 2019. Net income for the nine months ended March 31, 2020 was $6.4 million, or $0.40 per diluted share, compared to $6.6 million, or $0.40 per diluted share, for the same period last year. Provision for loan losses for the three and nine months ended March 31, 2020 includes $1.7 million, or $0.09 per diluted share, net of tax, related to reserves established as a result of the economic impacts of the COVID-19 pandemic.

On a non-GAAP basis, which excludes certain nonrecurring items, the Company recorded adjusted net income of $1.2 million, or $0.07 per diluted share, for the three months ended March 31, 2020 as compared to adjusted net income of $2.3 million, or $0.14 per diluted share, for the three months ended December 31, 2019 and $2.0 million, or $0.12 per diluted share, for the three months ended March 31, 2019. Adjusted net income for the nine months ended March 31, 2020 was $5.8 million, or $0.37 per diluted share, compared to $6.4 million, or $0.38 per diluted share, for the same period last year. Reconciliations of GAAP to non-GAAP measures appear at the end of this release.

The Board of Directors declared a regular quarterly cash dividend of $0.04 per share. The dividend is payable on or about May 29, 2020 to stockholders of record as of the close of business on May 15, 2020.

Third Quarter 2020 Highlights

•

Absent the extraordinary COVID-19-related provision for loan losses, net income would have been $2.5 million, or $0.17 per diluted share, compared to $2.0 million, or $0.12 per diluted share, in the prior year quarter.

•

Net interest income was $11.5 million, an increase of $788,000, or 7.3%, compared to the same quarter last year. Fiscal year-to-date net interest income was $35.2 million, a 10.3% increase from the prior year period.

•	The net interest margin was 2.89% for the quarter, a decrease from 2.94% for the same quarter last year.
•	The efficiency ratio was 70.38% for the quarter, compared to 76.86% for the same quarter last year.
•	Total loans receivable of $1.22 billion, representing year-to-date growth of $127.6 million, or 11.7%, and year-over-year growth of $285.0 million, or 30.5%.
•	Non-performing loans increased $184,000 during the quarter to $1.8 million, equating to 0.15% of gross loans receivable.
•	Loan to deposit ratio was 95.40%, an increase from 77.83% as of the same quarter last year.
•	The Company repurchased 474,171 shares of common stock during the quarter at a total cost of $9.5 million, or an average cost of $20.07 per share.

President’s Comments

“I want to first express how extremely proud I am of the tireless effort our employees made in working with customers to provide them with resources to address their financial needs during this time of uncertainty,” said Joseph D. Roberto, Chairman, President and Chief Executive Officer of PCSB Financial Corporation. “The COVID-19 related pandemic is presenting our country and our industry with unprecedented challenges in dealing with this crisis. Our challenge, as a community bank, is to assist and support our customers, local communities and shareholders in dealing with the financial impact this crisis will have caused.  Some of the actions taken by the Bank have included loan payment deferrals, loan modifications, lending through the Small Business Administration’s Payroll Protection Program (“PPP Loans”), fee waivers and donations to non-profit organizations at the center of this crisis through our PCSB Community Foundation. The full effect of the economic shutdown is not yet known and it remains to be seen how effective the federal lending programs, loan payment deferrals and stimulus checks will be to offset the expected negative impact on credit quality and growth moving forward. We enter this crisis from a strong capital and liquidity position as we begin to assess the credit impact of the current economic shutdown. There will be more clarity to come in the months that follow; however, we believe that our $1.7 million addition to our loan loss reserves is a prudent first step in recognizing the potential credit risk resulting from the current economic downturn.”

COVID-19 Response

In response to the COVID-19 pandemic, the Company has been active in providing assistance to our employees, customers and communities, as well as assessing the risks and potential impact on the Company’s financial position, including liquidity, credit quality, earnings and capital. The following is a summary of these actions through April 28, 2020:

Support for our Employees and Branch Locations

•	No furloughs; all employees at 100% pay
•	Administrative employees with ability to work from home; stagger essential front-line employee schedules.
•	Reduced branch hours and use of lobbies, use of drive-thru capabilities, promote use of personal protective equipment by employees and customers.

Support for Individual and Business Customers

•	Waive or reduce certain fees, including overdraft fees, ATM fees, late charges and early CD withdrawal penalties.
•	Moratorium on foreclosures and certain credit bureau reporting.
•	Consumer loan payment deferrals granted for 97 loans totaling $27.0 million, representing approximately 9.1% of the residential mortgage and home equity line of credit portfolios.
•	Commercial loan payment deferrals granted for 172 loans totaling $125.1 million, representing approximately 13.5% of the commercial mortgage, commercial loan and construction portfolios.
•	Processed $46.4 million in PPP loans to over 240 small business employing over 3,900 employees across our local communities.

Support for Our Communities

•	Through the PCSB Community Foundation, since the beginning of the year we have donated over $150,000 to a number of local organizations providing essential services to our community.

Risk Assessment and Financial Impact

Liquidity

Management believes the Company’s liquidity is strong. At March 31, 2020, cash and cash equivalents totaled $84.9 million and securities available for sale totaled $46.0 million. Additionally, the Company had remaining borrowing capacity of $270.6 million, including $127.1 million from the Federal Home Loan Bank of New York, $118.5 million from the Federal Reserve Bank of New York discount window, as well as $25.0 million in other lines of credit. The Company did not experience significant draws on working capital lines of credit or home equity lines of credit during the quarter. Unused lines of credit totaled $98.6 million (43% usage rate) as of March 31, 2020, compared to $105.5 million (41% usage rate) as of December 31, 2019.

Capital

The Company’s capital position is also strong. At March 31, 2020, all of the Bank’s regulatory capital ratios significantly exceeded well-capitalized standards. Specifically, the Bank’s Tier 1 Leverage Ratio was 13.2% as of March 31, 2020, which represents 2 ½ times the well-capitalized regulatory standard of 5.0%. Additionally, as of March 31, 2020, PCSB Financial Corporation (parent of PCSB Bank) has $41.1 million of additional funds that could be contributed to the Bank as capital, which would result in a proforma Tier 1 Leverage ratio of 15.7%.

Credit Risk

The Company has taken actions to identify, assess and address its COVID-19 related credit exposure. Many factors are unknown, including the length of the resulting economic shutdown imposed by New York State and other neighboring states, the impacts of the government fiscal and monetary relief measures, including payment deferral programs, as well as the long-term impacts COVID-19 may have on our consumer and commercial borrowers. The Company has begun to assess its credit exposures based on asset class and borrower type. The following table provides the Company’s commercial and construction exposures to those industries believed to be the most directly and significantly impacted by the pandemic:

Industry Sector:	Total Balance Outstanding as of March 31, 2020 (amounts in thousands)	% of Total Loans Receivable	% Secured by Real Estate Collateral
Retail (1)	$126,976	10.3%	97.8%
Mixed-use with retail component	119,444	9.7	98.7
Hotels and accommodation services (2)	39,569	3.2	100.0
Food service (incl. restaurants)	22,364	1.8	95.3
Arts, entertainment and recreation	10,371	0.8	97.4

(1)	Includes $42.5 million of loans supported by properties with credit-rated or anchored tenants.
(2)	Includes one construction relationship with an outstanding balance of $4.5 million.

As of March 31, 2020, the Company has no exposure to leveraged lending, shared national credits or energy exploration.

Income Statement Summary

Net interest income was $11.5 million for the quarter ended March 31, 2020, a decrease of $172,000, or 1.5%, compared to the quarter ended December 31, 2019, and an increase of $788,000, or 7.3%, compared to the quarter ended March 31, 2019. The increase in net interest income compared to the prior year is primarily the result of an increase in average interest earning assets, as the Company experienced significant growth in average loans receivable compared to the same quarter last year. However, the effect of the growth was partially offset by a decrease in net interest margin. Net interest income declined compared to the quarter ended December 31, 2019 as a result of margin compression.

The net interest margin was 2.89% for the current quarter reflecting decreases of 4 basis points compared to 2.93% in the prior quarter and 5 basis points compared to 2.94% in the prior year quarter. Despite continued asset growth and a more profitable asset mix, along with a decrease in funding costs, margin compression has resulted from significant decreases in market interest rates over the past quarter disproportionately affecting asset yields.

The yield on interest-earning assets for the current quarter was 3.86%, an 8 basis point decrease from the prior quarter driven by lower market rates, and an 11 basis point increase from the prior year quarter, as a higher yielding asset mix more than offset the downward pressures on market interest rates.

The cost of interest-bearing deposits was 1.18% for the current quarter, a decrease of 2 basis points from the prior quarter and an increase of 14 basis points from 1.04% for the prior year quarter. The Company has experienced a shift in deposit mix over the past several quarters as customers in generally lower rate savings products moved to generally higher rate money market and time deposits, however the pace of this shift has slowed in recent quarters. In response to the decrease in market interest rates late in the current quarter, deposit rate reductions were implemented, the effects of which are expected be fully realized in future quarters. As of March 31, 2020, the Company had $192.8 million of money market accounts with a weighted average cost of 0.55% compared to 1.03% as of December 31, 2019. Additionally, as of the end of the quarter, time deposits maturing in the next three and twelve months totaled $104.9 million and $277.9 million, with weighted average costs of 2.21% and 2.00%, respectively. These deposits, should they remain with the Company in their current products and re-price to our current offer rates, would be expected to carry an estimated weighted average cost of 1.02% and 0.99%, respectively.

The provision for loan losses was $2.0 million for the three months ended March 31, 2020 compared to $412,000 in the prior quarter and $7,000 for the same quarter in 2019. The current quarter provision includes a $1.7 million increase in qualitative reserves as the Company begins to assess the economic impacts the COVID-19 pandemic has had on our local economy and loan portfolio. Recoveries, net of charge-offs, were $122,000 for the three months ended March 31, 2020 compared to net charge-offs of $189,000 for the three months ended December 31, 2019 and

$5,000 for the three months ended March 31, 2019.  Loans classified as substandard or doubtful totaled $5.0 million, an increase of $27,000, or 0.5%, from December 31, 2019 and a decrease of $4.0 million, or 45.0%, from $9.0 million at March 31, 2019. Non-performing loans as a percent of total loans receivable was 0.15% as of March 31, 2020, a slight increase from 0.14% as of December 31, 2019 and a decrease from 0.30% as of March 31, 2019.

Noninterest income of $580,000 for the three months ended March 31, 2020 increased $33,000 compared to the three months ended December 31, 2019, as increases of $38,000 in gains on sale of securities and $40,000 in gains on sale of foreclosed real estate were partially offset by a $36,000 decrease in fees and service charges. The reduction in fee and service charge income was primarily due to our waiver of certain overdraft fees, ATM usage fees, wire and CD early withdrawal fees in response to COVID-19, as required by emergency regulations promulgated by the New York State Department of Financial Services. The Company began waiving such fees in accordance with this guidance on or about March 20, 2020, with approximately $22,000 in fees waived in the current quarter. Noninterest income for the current year to date period was largely unchanged compared to the prior year to date period, as increases of $38,000 in gains on sale of securities and $40,000 in gains on sale of foreclosed real estate were mostly offset by a $70,000 decrease in fees and service charges.

Noninterest expense of $8.5 million for the three months ended March 31, 2020 decreased $274,000 compared to the three months ended December 31, 2019 and decreased $178,000 compared to the same period in 2019. The $274,000 decrease from the prior quarter was caused primarily by decreases of $107,000 in salaries and benefits, $109,000 in other post-retirement benefit costs, as well as $58,000 in all other expenses. The $178,000 decrease from the prior year period was caused primarily by decreases of $232,000 decrease in other post-retirement benefit costs, $105,000 in FDIC assessment costs and $44,000 in all other expenses, partially offset by a $203,000 increase in salaries and benefits expense. During the current quarter, the Bank applied small bank assessment credits of $108,000 which fully offset its FDIC assessment for the current quarter. The remaining credits available are approximately $22,000.

The effective income tax rate was 22.8% for the three months ended March 31, 2020, as compared to 22.5% for the three months ended December 31, 2019 and 23.9% for the three months ended March 31, 2019.

Balance Sheet Summary

Total assets increased $58.3 million to $1.70 billion at March 31, 2020 from $1.64 billion at June 30, 2019.  This increase was primarily due to increases of $127.6 million, or 11.7%, in net loans receivable, $24.9 million in cash and cash equivalents and $11.1 million in premises and equipment, partially offset by a decrease of $108.2 million in total investment securities. The $127.6 million increase in loans was the result of $172.4 million of originations and $47.9 million of loan purchases, partially offset by $92.7 million of net amortization, repayments and other loan activity. Commercial mortgages increased $124.0 million, or 19.0%, and construction loans increased $11.7 million, or 88.4%, while commercial loans, residential mortgages and home equity lines of credit all had immaterial changes.

Total liabilities increased $67.2 million to $1.42 billion at March 31, 2020 from $1.36 billion at June 30, 2019.  This increase was primarily due to a $53.8 million, or 4.4%, increase in deposits and escrow accounts and a $19.9 million increase in other liabilities, primarily as a result of recording a $12.0 million lease liability (a related lease asset was also recorded as part of premises and equipment) associated with the adoption of new lease accounting standards, partially offset by a $5.1 million decrease in FHLB advances.

Total shareholders’ equity decreased $8.9 million to $272.4 million at March 31, 2020 from $281.3 million at June 30, 2019. This decrease was primarily due to the repurchase of $18.1 million (905,902 shares) of common stock and $1.9 million of cash dividends declared and paid, partially offset by net income of $6.4 million, as well as $3.9 million of stock-based compensation and reduction in unearned ESOP shares for plan shares earned during the period. During the quarter, the Company completed its second stock repurchase plan. To date, no additional repurchase plans have been authorized.

At March 31, 2020, the Company’s book value per share and tangible book value per share were $16.12 and $15.74, respectively, compared to $15.80 and $15.44, respectively, at June 30, 2019. Reconciliations of book value per share (GAAP measure) to tangible book value per share (non-GAAP measure) appear at the end of this release. At March 31, 2020, the Bank was considered “well capitalized” under applicable regulatory guidelines.

About PCSB Financial Corporation and PCSB Bank

PCSB Financial Corporation is the bank holding company for PCSB Bank. PCSB Bank is a New York-chartered commercial bank that has served the banking needs of its customers in the Lower Hudson Valley of New York State since 1871. It operates from its executive offices/headquarters and 15 branch offices located in Dutchess, Putnam, Rockland and Westchester Counties in New York.

This News Release contains a number of forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements may be identified by use of words such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "outlook," "plan," "potential," "predict," "project," "should," "will," "would" and similar terms and phrases, including references to assumptions.

Forward-looking statements are based upon various assumptions and analyses made by the Company in light of management's experience and its perception of historical trends, current conditions and expected future developments, as well as other factors it believes are appropriate under the circumstances. These statements are not guarantees of future performance and are subject to risks, uncertainties and other factors (many of which are beyond the Company's control) that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. These factors include, without limitation, the following: the duration, extent and severity of the recent COVID-19 pandemic, including its impact on our business and operations, including the impact of lost fee revenue and operating expenses, as well as its effect on our customers and issuers of securities, including their ability to make timely payments on obligations, service providers and on economies and markets more generally, the timing and occurrence or non-occurrence of events may be subject to circumstances beyond the Company’s control; there may be increases in competitive pressure among financial institutions or from non-financial institutions; changes in the interest rate environment may reduce interest margins; changes in deposit flows, loan demand or real estate values may adversely affect the Company's business; changes in accounting principles, policies or guidelines may cause the Company’s financial condition to be perceived differently; changes in corporate and/or individual income tax laws may adversely affect the Company's financial condition or results of operations; general economic conditions, either nationally or locally in some or all areas in which the Company conducts business, or conditions in the securities markets or the banking industry may be less favorable than the Company currently anticipates; legislation or regulatory changes may adversely affect the Company’s business; technological changes may be more difficult or expensive than the Company anticipates; success or consummation of new business initiatives may be more difficult or expensive than the Company anticipates; or litigation or other matters before regulatory agencies, whether currently existing or commencing in the future, may delay the occurrence or non-occurrence of events longer than the Company anticipates. The Company assumes no obligation to update any forward-looking statements except as may be required by applicable law or regulation.

Contact: Joseph D. Roberto

Chairman, President and Chief Executive Officer

(914) 248-7272

PCSB Financial Corporation and Subsidiaries

Consolidated Balance Sheets (unaudited)

(amounts in thousands, except share and per share data)

	March 31,	June 30,
	2020	2019
ASSETS
Cash and due from banks	$83,665	$58,756
Federal funds sold	1,247	1,273
Cash and cash equivalents	84,912	60,029
Held to maturity debt securities, at amortized cost (fair value of $266,704 and $346,243, respectively)	263,626	345,545
Available for sale debt securities, at fair value	45,992	72,228
Total investment securities	309,618	417,773
Loans receivable, net of allowance for loan losses of $8,346 and $5,664, respectively	1,220,682	1,093,121
Accrued interest receivable	5,384	4,797
FHLB stock	6,026	6,255
Premises and equipment, net	21,437	11,802
Deferred tax asset, net	2,421	2,478
Foreclosed real estate	—	1,158
Bank-owned life insurance	24,890	24,291
Goodwill	6,106	6,106
Other intangible assets	250	323
Other assets	14,149	9,446
Total assets	$1,695,875	$1,637,579
LIABILITIES AND SHAREHOLDERS' EQUITY
Interest bearing deposits	$1,133,742	$1,084,442
Non-interest bearing deposits	145,844	141,379
Total deposits	1,279,586	1,225,821
Mortgage escrow funds	7,924	9,355
Advances from Federal Home Loan Bank	106,121	111,216
Other liabilities	29,827	9,880
Total liabilities	1,423,458	1,356,272
Commitments and contingencies	-	-
Preferred stock ($0.01 par value, 10,000,000 shares authorized, no shares issued or outstanding as of March 31, 2020 and June 30, 2019, respectively)	-	-
Common stock ($0.01 par value, 200,000,000 shares authorized, 18,712,295 shares issued as of March 31, 2020 and June 30, 2019, and 16,898,137 and 17,804,039 shares outstanding as of March 31, 2020 and June 30, 2019, respectively)	187	187
Additional paid in capital	185,301	182,129
Retained earnings	138,957	134,500
Unearned compensation - ESOP	(11,384)	(12,114)
Accumulated other comprehensive loss, net of income taxes	(4,230)	(5,090)
Treasury stock, at cost (1,814,158 and 908,256 shares as of March 31, 2020 and June 30, 2019, respectively)	(36,414)	(18,305)
Total shareholders' equity	272,417	281,307
Total liabilities and shareholders' equity	$1,695,875	$1,637,579

PCSB Financial Corporation and Subsidiaries

Consolidated Statements of Operations (unaudited)

(amounts in thousands, except share and per share data)

	Three Months Ended		Nine Months Ended
	March 31,		March 31,
	2020	2019	2020	2019
Interest and dividend income
Loans receivable	$13,114	$10,413	$39,299	$30,632
Investment securities	2,003	2,619	6,974	7,413
Federal funds and other	217	614	816	1,450
Total interest and dividend income	15,334	13,646	47,089	39,495
Interest expense
Deposits and escrow interest	3,268	2,741	9,927	7,172
FHLB advances	541	168	1,942	378
Total interest expense	3,809	2,909	11,869	7,550
Net interest income	11,525	10,737	35,220	31,945
Provision for loan losses	2,008	7	2,755	71
Net interest income after provision for loan losses	9,517	10,730	32,465	31,874
Noninterest income
Fees and service charges	366	436	1,170	1,311
Bank-owned life insurance	128	131	399	410
Swap income	-	-	170	146
Gains on sales of securities, net	38	-	38	55
Other	48	12	115	218
Total noninterest income	580	579	1,892	2,140
Noninterest expense
Salaries and employee benefits	5,782	5,579	17,435	15,907
Occupancy and equipment	1,311	1,340	3,959	3,865
Communications and data processing	521	476	1,559	1,430
Professional fees	393	396	1,176	1,182
Postage, printing, stationery and supplies	140	138	439	454
FDIC assessment	-	105	-	322
Advertising	100	131	300	349
Amortization of intangible assets	24	29	73	85
Other operating expenses	249	504	1,160	1,692
Total noninterest expense	8,520	8,698	26,101	25,286
Net income before income tax expense	1,577	2,611	8,256	8,728
Income tax expense	360	625	1,857	2,089
Net income	$1,217	$1,986	$6,399	$6,639
Earnings per common share:
Basic	$0.08	$0.12	$0.41	$0.40
Diluted	$0.08	$0.12	$0.40	$0.40
Weighted average common shares outstanding:
Basic	15,437,173	16,204,393	15,752,709	16,645,287
Diluted	15,447,217	16,261,755	15,814,322	16,659,746

PCSB Financial Corporation and Subsidiaries

Net Interest Margin Analysis (unaudited)

(dollar amounts in thousands)

	Three Months Ended
	March 31, 2020			December 31, 2019			March 31, 2019
	Average Balance	Interest / Dividends	Average Rate	Average Balance	Interest / Dividends	Average Rate	Average Balance	Interest / Dividends	Average Rate
Assets:
Loans receivable	$1,209,920	$13,114	4.34%	$1,178,253	$13,149	4.46%	$913,634	$10,413	4.57%
Investment securities	323,942	2,003	2.47	358,760	2,279	2.54	445,604	2,619	2.35
Other interest-earning assets	56,242	217	1.56	59,678	301	2.00	99,473	614	2.50
Total interest-earning assets	1,590,104	15,334	3.86	1,596,691	15,729	3.94	1,458,711	13,646	3.75
Non-interest-earning assets	67,889			68,793			61,382
Total assets	$1,657,993			$1,665,484			$1,520,093

Liabilities and equity:
NOW accounts	$125,103	66	0.21	$122,455	67	0.22	$116,781	52	0.18
Money market accounts	179,230	423	0.96	161,075	472	1.16	127,509	368	1.17
Savings accounts and escrow	342,254	209	0.25	355,295	234	0.26	392,537	239	0.25
Time deposits	480,233	2,570	2.17	467,486	2,585	2.19	428,643	2,082	1.97
Total interest-bearing deposits	1,126,820	3,268	1.18	1,106,311	3,358	1.20	1,065,470	2,741	1.04
FHLB advances	98,364	541	2.23	117,712	674	2.27	26,259	168	2.61
Total interest-bearing liabilities	1,225,184	3,809	1.26	1,224,023	4,032	1.31	1,091,729	2,909	1.08
Non-interest-bearing deposits	137,930			138,346			136,196
Other non-interest-bearing liabilities	19,706			21,827			11,243
Total liabilities	1,382,820			1,384,196			1,239,168
Total shareholders' equity	275,173			281,288			280,925
Total liabilities and shareholders' equity	$1,657,993			$1,665,484			$1,520,093

Net interest income		$11,525			$11,697			$10,737
Interest rate spread (1)			2.60			2.63			2.67
Net interest margin (2)			2.89			2.93			2.94
Average interest-earning assets to interest-bearing liabilities	129.78%			130.45%			133.61%

(1) Net interest rate spread represents the difference between the average yield on average interest-earning assets and the average cost of average interest-bearing liabilities.
(2) Net interest margin represents annualized net interest income divided by average interest-earning assets.

PCSB Financial Corporation and Subsidiaries

Net Interest Margin Analysis (unaudited)

(dollar amounts in thousands)

	Nine Months Ended March 31,
	2020			2019
	Average Balance	Interest / Dividends	Average Rate	Average Balance	Interest / Dividends	Average Rate
Assets:
Loans receivable	$1,176,733	$39,299	4.45%	$908,674	$30,632	4.49%
Investment securities	360,631	6,974	2.58	446,398	7,413	2.21
Other interest-earning assets	53,944	816	2.01	84,408	1,450	2.29
Total interest-earning assets	1,591,308	47,089	3.95	1,439,480	39,495	3.66
Non-interest-earning assets	68,983			57,256
Total assets	$1,660,291			$1,496,736

Liabilities and equity:
NOW accounts	$122,470	191	0.21	$117,522	157	0.18
Money market accounts	163,395	1,358	1.11	96,421	788	1.09
Savings accounts and escrow	353,373	674	0.25	423,922	780	0.25
Time deposits	469,022	7,704	2.19	408,210	5,447	1.78
Total interest-bearing deposits	1,108,260	9,927	1.19	1,046,075	7,172	0.91
FHLB advances	112,644	1,942	2.30	22,395	378	2.25
Total interest-bearing liabilities	1,220,904	11,869	1.30	1,068,470	7,550	0.94
Non-interest-bearing deposits	138,968			132,884
Other non-interest-bearing liabilities	20,914			8,345
Total liabilities	1,380,786			1,209,699
Total shareholders' equity	279,505			287,037
Total liabilities and shareholders' equity	$1,660,291			$1,496,736

Net interest income		$35,220			$31,945
Interest rate spread (1)			2.65			2.72
Net interest margin (2)			2.95			2.96
Average interest-earning assets to interest-bearing liabilities	130.34%			134.72%

(1) Net interest rate spread represents the difference between the average yield on average interest-earning assets and the average cost of average interest-bearing liabilities.
(2) Net interest margin represents annualized net interest income divided by average interest-earning assets.

PCSB Financial Corporation and Subsidiaries

Condensed Financial Information (unaudited)

(amounts in thousands, except per share data)

	As of
	March 31, 2020	December 31, 2019	September 30, 2019	June 30, 2019	March 31, 2019
Condensed Balance Sheets
Cash and cash equivalents	$84,912	$62,835	$37,797	$60,029	$87,105
Total investment securities	309,618	327,835	379,007	417,773	440,014
Loans receivable, net	1,220,682	1,183,740	1,163,254	1,093,121	935,680
Other assets	80,663	74,757	78,550	66,656	60,959
Total assets	$1,695,875	$1,649,167	$1,658,608	$1,637,579	$1,523,758

Total deposits and escrow	$1,287,510	$1,261,663	$1,241,458	$1,235,176	$1,209,868
Advances from Federal Home Loan Bank	106,121	86,153	111,185	111,216	26,248
Other liabilities	29,827	21,512	24,443	9,880	9,326
Total liabilities	1,423,458	1,369,328	1,377,086	1,356,272	1,245,442
Total shareholders' equity	272,417	279,839	281,522	281,307	278,316
Total liabilities and shareholders' equity	$1,695,875	$1,649,167	$1,658,608	$1,637,579	$1,523,758

	Quarter Ended					Nine Months Ended
	March 31, 2020	December 31, 2019	September 30, 2019	June 30, 2019	March 31, 2019	March 31, 2020	March 31, 2019
Condensed Income Statements
Interest income	$15,334	$15,729	$16,026	$13,952	$13,646	$47,089	$39,495
Interest expense	3,809	4,032	4,028	3,193	2,909	11,869	7,550
Net interest income	11,525	11,697	11,998	10,759	10,737	35,220	31,945
Provision for loan losses	2,008	412	335	737	7	2,755	71
Noninterest income	580	547	765	962	579	1,892	2,140
Noninterest expense	8,520	8,794	8,787	8,708	8,698	26,101	25,286
Income before income tax expense	1,577	3,038	3,641	2,276	2,611	8,256	8,728
Income tax expense	360	685	812	597	625	1,857	2,089
Net income	$1,217	$2,353	$2,829	$1,679	$1,986	$6,399	$6,639

Earnings per share:
Basic	$0.08	$0.15	$0.18	$0.10	$0.12	$0.41	$0.40
Diluted	$0.08	$0.14	$0.18	$0.10	$0.12	$0.40	$0.40

PCSB Financial Corporation and Subsidiaries

Selected Financial Data (unaudited)

	Quarter Ended					Nine Months Ended
	March 31, 2020	December 31, 2019	September 30, 2019	June 30, 2019	March 31, 2019	March 31, 2020	March 31, 2019
Performance Ratios (1):
Return on average assets	0.29%	0.57%	0.68%	0.44%	0.52%	0.51%	0.59%
Return on average equity	1.77%	3.35%	4.01%	2.40%	2.83%	3.05%	3.08%
Interest rate spread	2.60%	2.63%	2.72%	2.65%	2.67%	2.65%	2.72%
Net interest margin	2.89%	2.93%	3.03%	2.94%	2.94%	2.95%	2.96%
Adjusted efficiency ratio (2)	70.87%	72.55%	71.80%	74.55%	77.04%	71.74%	74.90%

Noninterest income to average assets	0.14%	0.13%	0.18%	0.25%	0.15%	0.15%	0.19%
Noninterest expense to average assets	2.06%	2.11%	2.12%	2.29%	2.29%	2.10%	2.25%

Average interest-earning assets to average interest-bearing liabilities	129.78%	130.45%	130.79%	132.96%	133.61%	130.34%	134.72%
Average equity to average assets	16.60%	16.89%	17.02%	18.40%	18.48%	16.83%	19.18%
Dividend payout ratio (3)	52.01%	27.62%	23.29%	39.43%	24.97%	30.35%	22.91%

PCSB Financial Corporation and Subsidiaries

Selected Financial Data (unaudited) - Continued

(dollar amounts in thousands, except share and per share data)

	As of and for the quarter ended
	March 31, 2020	December 31, 2019	September 30, 2019	June 30, 2019	March 31, 2019
Loans to deposits	95.40%	94.58%	94.27%	89.17%	77.83%

Share Data:
Shares outstanding	16,898,137	17,372,308	17,624,239	17,804,039	17,804,039
Book value per common share	$16.12	$16.11	$15.97	$15.80	$15.63
Tangible book value per common share (4)	$15.74	$15.74	$15.61	$15.44	$15.27

Asset Quality Ratios:
Non-performing loans receivable	$1,802	$1,618	$3,425	$2,727	$2,847
Non-performing assets	$1,802	$1,897	$4,281	$3,885	$3,500
Allowance for loan losses as a percent of total loans receivable	0.68%	0.52%	0.51%	0.52%	0.53%
Total valuation adjustment as a percent of total gross loans receivable (5)	0.74%	0.59%	0.60%	0.62%	0.66%
Allowance for loan losses as a percent of non-performing loans receivable	463.15%	384.18%	174.98%	207.70%	173.67%
Non-performing loans as a percent of total loans receivable, net	0.15%	0.14%	0.29%	0.25%	0.30%
Non-performing assets as a percent of total assets	0.11%	0.12%	0.26%	0.24%	0.23%

Net (recoveries) charge-offs	$(122)	$189	$6	$18	$5
Net (recoveries) charge-offs to average outstanding loans during the period (1)	(0.04%)	0.06%	0.00%	0.01%	0.00%

Capital Ratios (6):
Tier 1 capital (to adjusted total assets)	13.19%	13.00%	12.89%	13.81%	13.71%
Common equity Tier 1 capital (to risk-weighted assets)	16.80%	17.24%	17.16%	17.96%	20.47%
Tier 1 capital (to risk-weighted assets)	16.80%	17.24%	17.16%	17.96%	20.47%
Total capital (to risk-weighted assets)	17.44%	17.74%	17.64%	18.45%	20.96%

(1) Performance ratios are annualized.

(2) Adjusted efficiency ratio is a non-GAAP measure and is defined as noninterest expense, less certain nonrecurring items, divided by operating revenue, which is equal to net interest income plus non-interest income excluding certain nonrecurring items. In our judgment, the adjustments made to operating revenue allow investors and analysts to better assess our operating expenses in relation to our core operating revenue by removing the impact of certain one-time items and other discrete items that are unrelated to our core business. Reconciliations of GAAP to non-GAAP measures appear at the end of this release.

(3) Dividends declared per share divided by net income per share.

(4) Tangible book value per share is a non-GAAP measure and equals total shareholders’ equity, less goodwill and other intangible assets, divided by shares outstanding. We believe this disclosure may be meaningful to those investors who seek to evaluate our equity without giving effect to goodwill and other intangible assets. Reconciliations of GAAP to non-GAAP measures appear at the end of this release.

PCSB Financial Corporation and Subsidiaries

Selected Financial Data (unaudited) - Continued

(dollar amounts in thousands)

(5) Loans acquired in 2015 as part of the CMS Bancorp. Inc./CMS Bank acquisition were recorded at their estimated fair value at the acquisition date and did not include a carry-over of the related pre-acquisition allowance for loan losses. Total valuation adjustments equal the allowance for loan losses plus the remaining discounts on acquired loans. We believe this ratio provides investors a more meaningful comparison to periods presented prior to the 2015 acquisition, as well as to our peers. Reconciliations of GAAP to non-GAAP measures appear at the end of this release.

(6) Represents Bank ratios. Current period capital ratios are preliminary and subject to finalization of the FDIC Call Report.

PCSB Financial Corporation and Subsidiaries

Loan and Deposit Portfolios (unaudited)

(amounts in thousands)

	As of
	March 31, 2020	December 31, 2019	September 30, 2019	June 30, 2019	March 31, 2019
Mortgage loans:
Residential mortgages	$266,684	$262,441	$264,251	$265,167	$261,970
Commercial mortgage	775,378	741,171	726,315	651,396	499,284
Construction	24,929	22,787	18,830	13,231	16,302
Net deferred loan origination costs	925	1,054	1,202	1,031	843
Total mortgage loans	1,067,916	1,027,453	1,010,598	930,825	778,399
Commercial and consumer loans:
Commercial loans	128,869	129,809	125,926	133,614	126,514
Home equity credit lines	30,994	31,460	31,503	33,204	34,525
Consumer and overdrafts	444	436	437	365	459
Net deferred loan origination costs	805	798	783	777	728
Total commercial and consumer loans	161,112	162,503	158,649	167,960	162,226
Total loans receivable	1,229,028	1,189,956	1,169,247	1,098,785	940,625
Allowance for loan losses	(8,346)	(6,216)	(5,993)	(5,664)	(4,945)
Loans receivable, net	$1,220,682	$1,183,740	$1,163,254	$1,093,121	$935,680

	As of
	March 31, 2020	December 31, 2019	September 30, 2019	June 30, 2019	March 31, 2019
Demand deposits	$145,844	$140,218	$141,567	$141,379	$137,899
NOW accounts	128,103	126,346	124,062	123,069	120,353
Money market accounts	192,779	162,208	151,652	148,134	137,197
Savings	330,310	354,078	350,250	357,844	379,550
Time deposits	482,550	468,764	466,374	455,395	427,194
Total deposits	$1,279,586	$1,251,614	$1,233,905	$1,225,821	$1,202,193

PCSB Financial Corporation and Subsidiaries

Reconciliation of GAAP to Non-GAAP Measures (unaudited)

(dollar amounts in thousands, except share and per share data)

	Quarter Ended					Nine Months Ended
	March 31, 2020	December 31, 2019	September 30, 2019	June 30, 2019	March 31, 2019	March 31, 2020	March 31, 2019
Computation of Adjusted Net Income and Adjusted Earnings Per Share
Net income applicable to common stock (GAAP)	$1,217	$2,353	$2,829	$1,679	$1,986	$6,399	$6,639

Adjustments (1):
Losses on other receivables	-	-	-	-	-	-	68
Prepayment income on loans receivable and investment securities	(4)	(95)	(371)	(25)	(20)	(470)	(160)
Gain on sale of foreclosed real estate	(31)	-	(37)	-	-	(68)	(18)
Gain on sale of investment securities	(29)	-	-	(5)	-	(29)	(42)
Gain on sale of bank premises	-	-	-	-	-	-	(118)
Adjusted net income (Non-GAAP)	$1,153	$2,258	$2,421	$1,649	$1,966	$5,832	$6,369

Average number of common shares outstanding:
Basic	15,437,173	15,837,762	15,979,762	16,033,505	16,204,393	15,752,709	16,645,287
Diluted	15,447,217	15,909,855	16,082,276	16,099,846	16,261,755	15,814,322	16,659,746
Earnings per share (GAAP):
Basic	$0.08	$0.15	$0.18	$0.10	$0.12	$0.41	$0.40
Diluted	$0.08	$0.14	$0.18	$0.10	$0.12	$0.40	$0.40
Adjusted earnings per common share (Non-GAAP):
Basic	$0.07	$0.14	$0.15	$0.10	$0.12	$0.37	$0.38
Diluted	$0.07	$0.14	$0.15	$0.10	$0.12	$0.37	$0.38

(1) Amounts included in income before income tax expense are presented net of tax.

15

PCSB Financial Corporation and Subsidiaries

Reconciliation of GAAP to Non-GAAP Measures (unaudited) - Continued

(dollar amounts in thousands, except share and per share data)

	Quarter Ended			Nine Months Ended
	March 31, 2020	December 31, 2019	March 31, 2019	March 31, 2020	March 31, 2019
Computation of Adjusted Yield on Assets and Adjusted Net Interest Margin

Average interest-earning assets	$1,590,104	$1,596,691	$1,458,711	$1,591,308	$1,439,480

Interest and dividend income (GAAP)	$15,334	$15,729	$13,646	$47,089	$39,495
Less: Prepayment income on loans receivable and investment securities	(5)	(123)	(26)	(605)	(210)
Adjusted interest and dividend income (Non-GAAP)	$15,329	$15,606	$13,620	$46,484	$39,285

Yield on interest-earning assets (GAAP)	3.86%	3.94%	3.74%	3.95%	3.66%
Adjusted yield on interest-earning assets (Non-GAAP)	3.86%	3.91%	3.73%	3.89%	3.64%

Net interest income (GAAP)	$11,525	$11,697	$10,737	$35,220	$31,945
Less: Prepayment income on loans receivable and investment securities	(5)	(123)	(26)	(605)	(210)
Adjusted net interest income (Non-GAAP)	$11,520	$11,574	$10,711	$34,615	$31,735

Net interest margin (GAAP)	2.90%	2.93%	2.94%	2.95%	2.96%
Adjusted net interest margin (Non-GAAP)	2.90%	2.90%	2.94%	2.90%	2.94%

16

PCSB Financial Corporation and Subsidiaries

Reconciliation of GAAP to Non-GAAP Measures (unaudited) - Continued

(dollar amounts in thousands, except share and per share data)

	Quarter Ended					Nine Months Ended
	March 31, 2020	December 31, 2019	September 30, 2019	June 30, 2019	March 31, 2019	March 31, 2020	March 31, 2019
Computation of Efficiency Ratio
Noninterest expense (GAAP)	$8,520	$8,794	$8,787	$8,708	$8,698	$26,101	$25,286
Adjustments:
Losses on other receivables	-	-	-	-	-	-	(90)
Adjusted noninterest expense (non-GAAP)	$8,520	$8,794	$8,787	$8,708	$8,698	$26,101	$25,196

Net interest income	$11,525	$11,697	$11,998	$10,759	$10,737	$35,220	$31,945
Noninterest income	580	547	765	962	579	1,892	2,140
Total (GAAP)	12,105	12,244	12,763	11,721	11,316	37,112	34,085
Adjustments:
Prepayment income on loans receivable and investment securities	(5)	(123)	(477)	(34)	(26)	(605)	(210)
Gain on sale of foreclosed real estate	(40)	-	(47)	-	-	(87)	(24)
Gain on sale of investment securities	(38)	-	-	(7)	-	(38)	(55)
Gain on sale of bank premises	-	-	-	-	-	-	(155)
Adjusted total (Non-GAAP)	$12,022	$12,121	$12,239	$11,680	$11,290	$36,382	$33,641

Efficiency ratio (GAAP)	70.38%	71.82%	68.85%	74.29%	76.86%	70.33%	74.19%
Adjusted efficiency ratio (Non-GAAP)	70.87%	72.55%	71.80%	74.55%	77.04%	71.74%	74.90%

17

PCSB Financial Corporation and Subsidiaries

Reconciliation of GAAP to Non-GAAP Measures (unaudited) - Continued

(dollar amounts in thousands, except share and per share data)

	As of
	March 31, 2020	December 31, 2019	September 30, 2019	June 30, 2019	March 31, 2019
Computation of Tangible Book Value per Common Share
Total shareholders' equity (GAAP)	$272,417	$279,839	$281,522	$281,307	$278,316
Adjustments:
Preferred stock	-	-	-	-	-
Common shareholders' equity	272,417	279,839	281,522	281,307	278,316
Adjustments:
Goodwill	(6,106)	(6,106)	(6,106)	(6,106)	(6,106)
Other intangible assets	(250)	(274)	(298)	(323)	(348)
Tangible common shareholders' equity (Non-GAAP)	$266,061	$273,459	$275,118	$274,878	$271,862

Common shares outstanding	16,898,137	17,372,308	17,624,239	17,804,039	17,804,039

Book value per share (GAAP)	$16.12	$16.11	$15.97	$15.80	$15.63
Adjustments:
Effects of intangible assets	(0.38)	(0.37)	(0.36)	(0.36)	(0.36)

Tangible book value per common share (Non-GAAP)	$15.74	$15.74	$15.61	$15.44	$15.27

18

PCSB Financial Corporation and Subsidiaries

Reconciliation of GAAP to Non-GAAP Measures (unaudited) - Continued

(dollar amounts in thousands, except share and per share data)

	Quarter Ended
	March 31, 2020	December 31, 2019	September 30, 2019	June 30, 2019	March 31, 2019
Computation of valuation adjustment
Allowance for loan losses (GAAP)	$8,346	$6,216	$5,993	$5,664	$4,945
Add: Purchase accounting discounts on acquired loans	693	837	983	1,180	1,262
Total valuation adjustments (Non-GAAP)	$9,039	$7,053	$6,976	$6,844	$6,207

Total gross loans	$1,229,028	$1,189,956	$1,169,247	$1,098,785	$940,625
Allowance for loan losses as a percent of total gross loans (GAAP)	0.68%	0.52%	0.51%	0.52%	0.53%
Total valuation adjustments as a percent of total gross loans (Non-GAAP)	0.74%	0.59%	0.60%	0.62%	0.66%

19